Exhibit 99.1

For Immediate Release

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN TV Corp. Announces Fourth Quarter and Full Year 2010 Results

PROVIDENCE, RI, March 16, 2011 — LIN TV Corp. (“LIN Media”; NYSE: TVL), a local multimedia company, today reported results for its fourth quarter and full year ended December 31, 2010.

Summary of Results for the Fourth Quarter Ended December 31, 2010

•                  Net revenues increased by 24% to $125.1 million, compared to $101.1 million in the fourth quarter of 2009.

•                  Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased by 28% to $17.1 million, compared to $13.4 million in the fourth quarter of 2009.

•                  Political revenues increased by $19.9 million to $28.2 million, compared to $8.3 million in the fourth quarter of 2009.

•                  Operating income increased by 50% to $44.2 million, compared to operating income of $29.4 million in the fourth quarter of 2009.

•                  Net income per diluted share was $0.37, compared to net income per diluted share of $0.21 in the fourth quarter of 2009.

Summary of Results for the Full Year Ended December 31, 2010

•                  Net revenues increased by 24% to $420.0 million, compared to $339.5 million in 2009.

•                  Digital revenues increased by 42% to $60.9 million, compared to $43.0 million in 2009.

•                  Political revenues increased by $36.2 million to $49.4 million, compared to $13.2 million in 2009.

•                  Operating income was $112.3 million, compared to operating income of $22.1 million in 2009, which included a non-cash impairment charge of $39.9 million.

•                  Net income per diluted share was $0.66, compared to net income per diluted share of $0.18 in 2009.

Commenting on fourth quarter and full year 2010 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “2010 was marked by significant improvement in advertising, despite the economy’s slow rebound, as local TV continued to prove its unparalleled reach and effectiveness. Our unique local advertising platforms, programs and coverage kept our inventory in high demand during this election year and resulted in 16% higher political advertising revenues in the fourth quarter of 2010 than in the fourth quarter of 2008, the last major political year. Also driving our strong performance was our ability to achieve sustainable digital revenue growth of 28% for the quarter and 42% for the year, along with continued cost discipline, both of which will remain our focus in 2011.”

Operating Highlights

TV Station Ratings and Revenue

•                  The Company is ranked number one or number two in 86% of its local markets, based on viewership among key demographics, during the year ended December 31, 2010.(1)

•                  During 2010, local lifestyle programs were launched in Indianapolis, Norfolk, Springfield, Mobile and Albuquerque. As of December 31, 2010, the Company had local lifestyle programs in nine of its markets. Key women audience share grew for 88% of the Company’s local lifestyle programs in 2010.(2)

•                  The Company delivered approximately 1,400 more local programming hours during 2010 versus the prior year.

•                  Core local and national advertising sales combined, which exclude political advertising sales, increased by 4% to $92.9 million in the fourth quarter of 2010, as compared to $89.5 million in the fourth quarter of 2009, and increased by 11% to $351.5 million during the year ended December 31, 2010, as compared to $316.1 million during the year ended December 31, 2009.

•                  Nine out of fifteen of our top advertising categories for local and national advertising sales increased in the fourth quarter of 2010, as compared to the fourth quarter of 2009. Twelve out of fifteen of our top advertising categories for local and national advertising sales increased during the year ended December 31, 2010, compared to the year ended December 31, 2009. The automotive category, which represented 23% of our local and national advertising sales in both the fourth quarter of 2010 and during the year ended December 31, 2010, increased by 10% and 34%, respectively, as compared to the same periods in 2009, during which the automotive category represented 22% and 19%, respectively, of our local and national advertising sales.

Digital and Interactive Initiatives

•                  Internet advertising and other interactive revenues increased 58% and 124% in the fourth quarter of 2010 and during the year ended December 31, 2010, respectively, including revenues from the October 2009 acquisition of RMM, compared to the same periods in 2009.

•                  During the year ended December 31, 2010, average time on site was more than 20 minutes per visit. The Company delivered 116 million total video impressions and engaged 159 million daily unique visitors on its stations’ web sites.

•                  According to comScore’s December 2010 report, 94% of the Company’s measured station web sites ranked number one or number two in their local market for unique visitors and 88% ranked number one or number two in their local market for time spent on site, versus the Company’s measured local broadcast competitors.(3)

•                  Mobile impressions, which include usage of the Company’s mobile websites and iPhone, iPad, Blackberry and Android applications, were approximately 202 million during the year ended December 31, 2010.

Operating Expenses

•                  General operating expenses in the fourth quarter of 2010 increased by $5.8 million, or 9%, compared to the fourth quarter of 2009, due primarily to increases in variable direct costs driven by revenue growth.

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of December 31, 2010 was $623.3 million, as compared to $683.0 million as of December 31, 2009.  Unrestricted cash and cash equivalent balances as of December 31, 2010 were $11.6 million, as compared to $11.1 million as of December 31, 2009.

(1) Nielsen Media Research; Average of LIN’s 2010 Ratings Based on Key Demographics: Feb., May, July, and Nov. M-F, Early Morning, Early Evening, Late News. All Nielsen data included in this report represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this report.

(2) Nielsen Media Research; May 2010 Ratings compared to November 2010 Ratings; Women 25-54.

(3) comScore media metrics data; December 2010. The Company’s Columbus site is not measured by comScore.

There were no amounts outstanding on the Company’s revolving credit facility as of December 31, 2010, as compared to $204.0 million as of December 31, 2009, with $76.1 million available for borrowing under that facility as of year-end. Following the issuance of the Company’s 2010 audited financial statements, under the terms of its credit facility, the Company will be required to make an estimated $3.5 million mandatory principal payment on its term loan. Additionally, the Company’s revolving credit commitments will decrease from $76.1 million to approximately $49.0 million. Consolidated leverage, as defined in the Company’s credit agreement, was 4.3x as of December 31, 2010 as compared to 7.6x as of December 31, 2009.  Other components of cash flow in the fourth quarter of 2010 include cash capital expenditures of $4.6 million and cash payments for programming of $6.2 million.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to the Investor Relations section of www.linmedia.com.

The Company expects that net revenues for the first quarter of 2011 will be flat to down 1% (or $0.0 million to $(1.2) million), as compared to net revenues of $91.8 million in the first quarter of 2010.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales related expenses, will increase in the range of 5% to 7% (or $2.9 million to $3.6 million) in the first quarter of 2011 as compared to reported expenses of $54.7 million in the first quarter of 2010.

The Company’s current outlook for revenues, expenses and cash flow items for the first quarter of 2011, excluding special items, are anticipated to be in the following ranges:

First Quarter of 2011
Net advertising revenues	$72.0 to $72.4 million
Net digital revenues	$15.6 to $15.9 million
Network comp/Barter/Other revenues	$3.0 to $3.5 million
Total net revenues	$90.6 to $91.8 million
Direct operating and selling, general and administrative expenses(1)	$57.6 to $58.3 million
Station non-cash stock-based compensation expense	$0.4 to $0.5 million
Amortization of program rights	$5.5 to $6.0 million
Cash payments for programming	$6.5 to $7.0 million
Corporate expense(1)	$5.9 to $6.4 million
Corporate non-cash stock-based compensation expense	$1.0 to $1.2 million
Depreciation and amortization of intangibles	$6.5 to $7.0 million
Cash capital expenditures	$1.5 to $2.5 million
Cash interest expense	$11.1 to $12.1 million
Principal amortization of the term loan	$4.0 million
Cash taxes	$0.0 to $0.1 million
Effective tax rate	40% to 43%

(1) Includes non-cash stock-based compensation expense.

For the full year, the Company expects cash capital expenditures to be within the range of $19.5 to $21.5 million, cash interest expense of between $45 to $47 million, cash taxes of less than $1 million and our effective tax rate to range between 40% and 43%.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward-Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2010 results today, March 16, 2011, at 8:30 AM Eastern Time.  To participate in the call, please dial 1-888-791-4321 for U.S. callers and 1-913-312-0415 for international callers.  The call-in pass code is 3606193. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s web site, www.linmedia.com, and can be accessed there through a link on the home page (under Latest LIN Media News) or on the Investor Relations page (under Events). For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above.  The telephone replay will be available through March 30, 2011.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; changes in digital, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, barter, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, ongoing economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBCUniversal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners LLC and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media, along with its subsidiaries, is a local multimedia company that owns, operates or services 32 network-affiliated broadcast television stations, interactive television station and niche web sites, and mobile platforms in 17 U.S. markets. LIN Media’s online advertising business, RMM, leverages unique technology, new product innovation and customized interactive and mobile advertising solutions to deliver measurable results to local, regional and national clients.

LIN TV Corp. is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.linmedia.com.

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— financial tables follow —

LIN TV Corp.

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(in thousands, except share data)

Net revenues	$125,126	$101,111	$420,047	$339,474

Operating costs and expenses:
Direct operating	32,500	29,336	123,336	108,419
Selling, general and administrative	28,223	26,026	106,959	101,115
Amortization of program rights	5,723	6,410	23,793	24,631
Corporate	6,059	4,897	23,984	18,090
General operating expenses	72,505	66,669	278,072	252,255

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,002	7,230	28,129	30,365
Amortization of intangible assets	365	585	1,597	649
Impairment of goodwill, broadcast licenses and broadcast equipment	—	—	—	39,894
Restructuring charge	955	—	3,136	498
Loss (gain) from asset dispositions	135	(2,756)	(3,224)	(6,300)
Operating income	44,164	29,383	112,337	22,113

Other expense (income):
Interest expense, net	13,069	11,972	51,525	44,286
Share of loss in equity investments	35	4,128	169	6,128
(Gain) loss on derivative instruments	(686)	(220)	1,898	(208)
Loss (gain) on extinguishment of debt	—	—	2,749	(50,149)
Other, net	(18)	(1,156)	(728)	(1,344)
Total other expense (income), net	12,400	14,724	55,613	(1,287)

Income from continuing operations before provision for income taxes	31,764	14,659	56,724	23,400
Provision for income taxes	10,682	3,897	20,226	13,841

Income from continuing operations	21,082	10,762	36,498	9,559
Discontinued operations:
Loss from discontinued operations, net of a gain from the sale of discontinued operations of $11 and a benefit from income taxes of $677 for the year ended December 31, 2009	—	—	—	(446)
Net income	$21,082	$10,762	$36,498	$9,113

Basic income per common share:
Income from continuing operations	$0.38	$0.21	$0.68	$0.19
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income	$0.38	$0.21	$0.68	$0.18
Weighted-average number of common shares outstanding used in calculating basic income per common share	54,864	52,272	53,978	51,464

Diluted income per common share:
Income from continuing operations	$0.37	$0.21	$0.66	$0.19
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income	$0.37	$0.21	$0.66	$0.18

Weighted-average number of common shares outstanding used in calculating diluted income per common share	56,270	53,286	55,489	51,499

LIN TV Corp.

Consolidated Balance Sheets

(unaudited)

	December 31,
	2010	2009 (A)
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$11,648	$11,105
Restricted cash	—	2,000
Accounts receivable, less allowance for doubtful accounts (2010 - $2,233; 2009 - $2,272)	82,486	73,948
Other current assets	5,921	7,118
Total current assets	100,055	94,171
Property and equipment, net	154,127	165,061
Deferred financing costs	7,759	8,389
Goodwill	117,259	117,259
Broadcast licenses and other intangible assets, net	397,280	398,877
Other assets	13,989	6,746
Total assets	$790,469	$790,503

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	9,573	16,372
Accounts payable	8,003	6,556
Accrued expenses	42,353	41,916
Program obligations	9,528	10,319
Total current liabilities	69,457	75,163
Long-term debt, excluding current portion	613,687	666,582
Deferred income taxes, net	185,997	166,432
Program obligations	7,240	2,092
Other liabilities	45,520	53,795
Total liabilities	921,901	964,064

Stockholders’ deficit:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, Issued: 32,509,759 and 30,270,167 shares as of December 31, 2010 and 2009, respectively Outstanding: 31,636,941 and 29,397,349 shares as of December 31, 2010 and 2009, respectively	294	294
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares as of December 31, 2010 and 2009, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares as of December 31, 2010 and 2009, issued and outstanding; convertible into an equal number of shares of Class A common stock	—	—
Treasury stock, 872,818 shares of Class A common stock as of December 31, 2010 and 2009, at cost	(7,869)	(7,869)
Additional paid-in capital	1,109,814	1,104,161
Accumulated deficit	(1,205,967)	(1,242,465)
Accumulated other comprehensive loss	(27,939)	(27,917)
Total stockholders’ deficit	(131,432)	(173,561)
Total liabilities and stockholders’ deficit	$790,469	$790,503

(A) During the fourth quarter of 2010, the Company identified a $4.4 million understatement of goodwill related to its joint venture with NBCUniversal, all of which was written off as an impairment charge in 2008, and related deferred tax liabilities, attributable to the initial joint venture purchase accounting in 1998.  The Company corrected this error through revision of its 2008 financial statements by recording an additional $4.4 million of goodwill impairment expense. As a result, deferred income taxes, net was increased from $162.0 million to $166.4 million and accumulated deficit was increased from $(1,238.1) million to $(1,242.5) million as of December 31, 2009.

LIN TV Corp.

Consolidated Statements of Cash Flows

(unaudited)

	Year ended December 31,
	2010	2009
	(in thousands)
OPERATING ACTIVITIES:
Net income	$36,498	$9,113
Loss from discontinued operations	—	446
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	28,129	30,365
Amortization of intangible assets	1,597	649
Impairment of goodwill, broadcast licenses and broadcast equipment	—	39,894
Amortization of financing costs and note discounts	4,519	4,273
Amortization of program rights	23,793	24,631
Program payments	(26,915)	(25,005)
Loss (gain) on extinguishment of debt	2,749	(50,149)
Loss (gain) on derivative instruments	1,898	(208)
Share of loss in equity investments	169	6,128
Deferred income taxes, net	18,118	18,274
Stock-based compensation	4,863	2,413
Gain from asset dispositions	(3,224)	(6,300)
Other, net	(2,838)	(159)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,538)	(3,857)
Other assets	2,239	1,169
Accounts payable	1,447	(2,839)
Accrued interest expense	3,326	(918)
Other liabilities and accrued expenses	2,400	(20,573)
Net cash provided by operating activities, continuing operations	90,230	27,347
Net cash used in operating activities, discontinued operations	—	(101)
Net cash provided by operating activities	90,230	27,246

INVESTING ACTIVITIES:
Capital expenditures	(17,648)	(10,247)
Cash paid for broadcast license rights	—	(7,561)
Change in restricted cash	2,000	(2,000)
Payments for business combinations, net of cash acquired	(575)	(1,236)
Proceeds from the sale of assets	200	783
Payments on derivative instruments	(2,226)	—
Shortfall loans to joint venture with NBCUniversal	(4,079)	—
Other investments, net	(1,980)	—
Net cash used in investing activities, continuing operations	(24,308)	(20,261)
Net cash provided by investing activities, discontinued operations	660	5,875
Net cash used in investing activities	(23,648)	(14,386)

FINANCING ACTIVITIES:
Net proceeds on exercises of employee and director stock-based compensation	790	—
Proceeds from borrowings on long-term debt	213,000	91,000
Principal payments on long-term debt	(274,351)	(106,379)
Payment of long-term debt issue costs	(5,033)	(3,838)
Net cash used in financing activities, continuing operations	(65,594)	(19,217)
Net cash used in financing activities, discontinued operations	(445)	(2,644)
Net cash used in financing activities	(66,039)	(21,861)

Net increase (decrease) in cash and cash equivalents	543	(9,001)
Cash and cash equivalents at the beginning of the period	11,105	20,106
Cash and cash equivalents at the end of the period	$11,648	$11,105